Mail Stop 7010

      February 2, 2006


Mr. Steven J. Hillyard
Weyerhaeuser Company
Federal Way, WA 98063-9777

	RE:	Weyerhaeuser Company
      Form 10-K for the year ended December 26, 2004
		Filed March 3, 2005
      File #1-4825

Dear Mr. Hillyard:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Tricia Armelin, Staff Accountant, at
(202) 551-3747 or, in her absence, to the undersigned at (202)
551-
3768.



                                                Sincerely,



							John Cash
								Accounting Branch Chief
??

??

??

??